Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Form F-1 Registration Statement of Zhibao Technology Inc. of our report dated March 23, 2023, except for Note 1, 2 and 3 as to which the date is July 14, 2023, with respect to our audits of the consolidated balance sheets of Zhibao Technology Inc. as of June 30, 2022 and 2021, the related consolidated statements of operation and comprehensive (loss) income, changes in shareholders’ (deficits) equity and cash flows for the years ended June 30, 2022 and 2021, appearing in the Prospectus and part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

September 8, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com